Exhibit 99

News/Information

Investor Relations

P. O. Box 1113

Minneapolis, MN 55440

FOR IMMEDIATE RELEASE

December 17, 2020

Contact:  (analysts) Jeff Siemon:  763-764-2301

(media) Kelsey Roemhildt:  763-764-6364

GENERAL MILLS REPORTS FISCAL 2021 SECOND-QUARTER RESULTS

•	Net sales increased 7 percent to $4.7 billion; organic net sales[1] were up 7 percent
•	Operating profit increased 13 percent to $917 million; constant-currency adjusted operating profit was up 6 percent
•	Diluted earnings per share (EPS) totaled $1.11, up 17 percent from the prior year; adjusted diluted EPS of $1.06 increased 9 percent in constant currency
•	Company outlines expectations for continued strong top- and bottom-line growth in the third quarter and updates outlook for full-year adjusted operating profit margin

¹ Please see Note 6 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – December 17, 2020 – General Mills (NYSE: GIS) today reported results for the second quarter ended November 29, 2020.

“We executed very well again in the second quarter, driving strong performance on the top and bottom lines,” said General Mills Chairman and Chief Executive Officer Jeff Harmening.  “In this dynamic environment, I’m proud of the way we’re taking care of our people and serving our consumers with brands they love and trust.  We strongly believe that the work we’re doing today to strengthen our brands and capabilities and deepen our connection with consumers will translate to profitable growth and shareholder value creation for the long term.”

Second Quarter Results Summary

•

Net sales increased 7 percent to $4.7 billion and organic net sales were also up 7 percent, reflecting broad-based market share gains amid elevated at-home food demand resulting from the COVID-19 pandemic.

•

Gross margin increased 100 basis points to 36.5 percent of net sales, driven by favorable net price realization and mix, lower mark-to-market expenses, and lower restructuring charges recorded in cost of sales, partially offset by higher input costs, including costs to secure incremental capacity, as well as the comparison to the prior-year period that included favorable manufacturing leverage.  Adjusted gross margin increased 20 basis points to 35.5 percent of net sales, driven by favorable net price realization and mix, partially offset by higher input costs, including costs to secure incremental capacity, as well as the comparison to the prior-year period that included favorable manufacturing leverage.

•

Operating profit of $917 million was up 13 percent, primarily driven by higher gross profit dollars and a net gain on investment activity, partially offset by higher selling, general, and administrative (SG&A) expenses, including higher media investment.  Operating profit margin of 19.4 percent increased 110 basis points.  Constant-currency adjusted operating profit increased 6 percent, driven by higher adjusted gross profit dollars, partially offset by higher SG&A expenses, including higher media investment.  Adjusted operating profit margin decreased 10 basis points to 18.3 percent.

•

Net earnings attributable to General Mills increased 19 percent to $688 million and diluted EPS increased 17 percent to $1.11, primarily reflecting higher operating profit, lower net interest expense, and higher after-tax earnings from joint ventures.  Adjusted diluted EPS totaled $1.06, up 9 percent in constant currency, primarily driven by higher adjusted operating profit, lower net interest expense, and higher after-tax earnings from joint ventures.

Six Month Results Summary

•	Net sales increased 8 percent to $9.1 billion and organic net sales also increased 8 percent, reflecting positive pound volume and favorable net price realization and mix.
•

Gross margin increased 140 basis points to 36.5 percent of net sales, driven by favorable net price realization and mix, lower mark-to-market expenses, and lower restructuring charges recorded in cost of sales, partially offset by higher input costs.  Adjusted gross margin increased 60 basis points to 35.9 percent of net sales, driven by favorable net price realization and mix, partially offset by higher input costs.

•

Operating profit of $1.8 billion increased 20 percent, primarily driven by higher gross profit dollars, partially offset by higher SG&A expenses, including higher media investment.  Operating profit margin of 19.5 percent was up 200 basis points.  Adjusted operating profit of $1.7 billion increased 13 percent in constant currency, driven by higher constant-currency adjusted gross profit dollars, partially offset by higher SG&A expenses, including higher media investment.  Adjusted operating profit margin increased 90 basis points to 18.7 percent.

•

Net earnings attributable to General Mills increased 21 percent to $1.3 billion and diluted EPS of $2.14 increased 19 percent, primarily reflecting higher operating profit, lower net interest expense, and higher after-tax earnings from joint ventures, partially offset by a higher effective tax rate and higher average diluted shares outstanding.  Adjusted diluted EPS of $2.06 was up 17 percent in constant currency, primarily driven by higher adjusted operating profit, higher after-tax earnings from joint ventures, and lower net interest expense, partially offset by higher average diluted shares outstanding and a higher adjusted effective tax rate.

Operating Segment Results

Note:  Tables may not foot due to rounding.

Components of Fiscal 2021 Reported Net Sales Growth
Second Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	10 pts	(1) pt	--	9%
Pet	15 pts	4 pts	--	18%
Convenience Stores & Foodservice	(12) pts	(2) pts	--	(14)%
Europe & Australia	(1) pt	3 pts	6 pts	8%
Asia & Latin America	8 pts	1 pt	(5) pts	5%
Total	4 pts	3 pts	--	7%

Six Months
North America Retail	13 pts	(2) pts	--	11%
Pet	13 pts	--	--	13%
Convenience Stores & Foodservice	(11) pts	(3) pts	--	(13)%
Europe & Australia	(1) pt	5 pts	4 pts	8%
Asia & Latin America	14 pts	(1) pt	(7) pts	6%
Total	5 pts	3 pts	--	8%

Components of Fiscal 2021 Organic Net Sales Growth
Second Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	10 pts	(1) pt	9%	--	--	9%
Pet	15 pts	4 pts	18%	--	--	18%
Convenience Stores & Foodservice	(12) pts	(2) pts	(14)%	--	--	(14)%
Europe & Australia	--	3 pts	3%	6 pts	(1) pt	8%
Asia & Latin America	8 pts	1 pt	10%	(5) pts	--	5%
Total	4 pts	3 pts	7%	--	--	7%

Six Months
North America Retail	13 pts	(2) pts	12%	--	--	11%
Pet	13 pts	--	13%	--	--	13%
Convenience Stores & Foodservice	(11) pts	(3) pts	(13)%	--	--	(13)%
Europe & Australia	--	5 pts	5%	4 pts	(1) pt	8%
Asia & Latin America	14 pts	(1) pt	13%	(7) pts	--	6%
Total	6 pts	3 pts	8%	--	--	8%

Fiscal 2021 Segment Operating Profit Growth
Second Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	9%	9%
Pet	48%	48%
Convenience Stores & Foodservice	(32)%	(32)%
Europe & Australia	14%	7%
Asia & Latin America	25%	8%
Total	8%	7%

Six Months
North America Retail	16%	16%
Pet	30%	30%
Convenience Stores & Foodservice	(28)%	(28)%
Europe & Australia	51%	45%
Asia & Latin America	46%	26%
Total	14%	13%

North America Retail Segment

Second-quarter net sales for General Mills’ North America Retail segment increased 9 percent to $2.92 billion, reflecting positive competitive performance amid elevated demand for food at home due to the pandemic, including stable or growing market share in both the U.S. and Canada.  Organic net sales also increased 9 percent, including 10 points of benefit from higher organic pound volume and a 1-point headwind from unfavorable organic net price realization and mix, driven by product mix.  Net sales increased 18 percent in U.S. Meals & Baking, 7 percent in Canada, 4 percent in U.S. Cereal, and 3 percent in U.S. Yogurt.  U.S. Snacks net sales were down 2 percent.  Segment operating profit increased 9 percent to $702 million, primarily driven by higher volume and fixed cost leverage in the supply chain, partially offset by higher operational costs to service demand, the comparison to the prior-year period that included a timing-related manufacturing benefit, and higher media and other SG&A expenses.

Through six months, North America Retail segment net sales increased 11 percent to $5.63 billion.  Organic net sales were up 12 percent.  The segment continued to compete effectively, with year-to-date market share growth in both the U.S. and Canada, including stable or growing market share in 8 of its 10 largest U.S. categories.  Segment operating profit totaled $1.40 billion, up 16 percent from a year ago primarily due to higher volume and fixed cost leverage in the supply chain, partially offset by higher operational costs to service demand, unfavorable product mix, and higher media and other SG&A expenses.

Pet Segment

Second-quarter net sales for the Pet segment increased 18 percent to $460 million, including positive contributions from volume growth and favorable net price realization and mix.  Net sales growth was driven by all-channel retail sales that were estimated to be up double digits and an estimated mid single-digit benefit from increased retail inventory in the quarter.  The BLUE brand continued to win with pet parents across sub-segments, with double-digit net sales growth for both dog food and cat food, more than 25 percent growth for wet food, and approximately 40 percent growth for treats.  Segment operating profit increased 48 percent to $119 million, primarily driven by higher volume, favorable net price realization and mix, and benefits from Holistic Margin Management (HMM) cost savings, partially offset by higher media investment.

Through six months, Pet segment net sales increased 13 percent to $852 million, driven by positive contributions from volume growth.  The BLUE brand continued to gain market share in measured channels in the first half of the year.  Segment operating profit increased 30 percent to $210 million, primarily driven by higher volume and benefits from HMM cost savings, partially offset by higher media investment.

Convenience Stores & Foodservice Segment

Second-quarter net sales for the Convenience Stores & Foodservice segment declined 14 percent to $440 million, reflecting reduced away-from-home food demand related to the pandemic.  Lower consumer traffic and other virus-related restrictions negatively impacted the segment’s key away-from-home channels including restaurants, schools, lodging, and convenience stores.  Segment operating profit of $78 million was down 32 percent, driven by lower net sales and fixed cost deleverage in the supply chain.

Through six months, Convenience Stores & Foodservice net sales decreased 13 percent to $832 million.  Strong operator partnerships and innovation led to market share gains in measured channels in the first half of the year.  Segment operating profit of $148 million was down 28 percent, driven by lower net sales and fixed cost deleverage in the supply chain.

Europe & Australia Segment

Second-quarter net sales for the Europe & Australia segment increased 8 percent to $467 million, primarily driven by 6 points of favorable foreign currency exchange and positive net price realization and mix.  Organic net sales increased 3 percent, led by growth for Old El Paso Mexican food and Häagen-Dazs ice cream.  Segment operating profit of $36 million was up 14 percent as reported and up 7 percent in constant currency, primarily driven by higher net sales, including favorable net price realization and mix and favorable foreign currency exchange, partially offset by higher media investment and higher input costs.

Through six months, Europe & Australia net sales increased 8 percent to $958 million, including 4 points of favorable foreign currency exchange.  Organic net sales increased 5 percent.  The segment held or grew market share in France and the U.K., its two largest markets, in the first half.  Segment operating profit of $89 million was up 51 percent as reported and up 45 percent in constant currency, primarily driven by higher net sales, including favorable net price realization and mix, partially offset by higher input costs.

Asia & Latin America Segment

Second-quarter net sales for the Asia & Latin America segment increased 5 percent to $430 million, driven by volume growth and favorable net price realization and mix, partially offset by 5 points of unfavorable foreign currency exchange.  Organic net sales increased 10 percent.  Elevated at-home food demand stemming from the pandemic resulted in strong net sales growth for Yoki meals and snacks and Kitano seasonings in Brazil, Wanchai Ferry frozen dumplings in China, and Betty Crocker dessert mixes in the Middle East.  Häagen-Dazs ice cream trends in Asia continued to improve sequentially, with constant-currency net sales up low single digits in the quarter.  Segment operating profit of $30 million was up 25 percent as reported and up 8 percent in constant currency, driven by higher net sales and favorable foreign currency exchange, partially offset by higher media and other SG&A expenses and higher input costs.

Through six months, Asia & Latin America net sales increased 6 percent to $813 million, driven by higher volume, partially offset by 7 points of unfavorable foreign currency exchange.  Organic net sales increased 13 percent.  Segment operating profit of $50 million was up 46 percent as reported and up 26 percent in constant currency, driven by higher net sales and favorable foreign currency exchange, partially offset by higher SG&A expenses.

Joint Venture Summary

Second-quarter net sales for Cereal Partners Worldwide (CPW) increased 7 percent in constant currency, and constant-currency net sales for Häagen-Dazs Japan (HDJ) were up 12 percent.  Combined after-tax earnings from joint ventures increased 46 percent to $36 million, primarily driven by higher net sales at CPW and HDJ.  Through six months, after-tax earnings from joint ventures increased 66 percent to $78 million, primarily driven by higher net sales at CPW.

Other Income Statement Items

Unallocated corporate items totaled $48 million net expense in the second quarter of fiscal 2021, compared to $84 million net expense a year ago.  Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $100 million net expense this year compared to $81 million net expense last year.

Restructuring, impairment, and other exit costs were insignificant in the quarter compared to a $1 million net recovery a year ago.  An insignificant amount of restructuring charges was recorded in cost of sales this year compared to $12 million a year ago (please see Note 2 below for more information on these charges).

Net interest expense totaled $101 million in the second quarter compared to $119 million a year ago, primarily driven by lower average debt levels.  The effective tax rate in the quarter was 22.3 percent compared to 21.5 percent last year (please see Note 5 below for more information on our effective tax rate).  The adjusted effective tax rate was 22.3 percent compared to 21.9 percent a year ago.

Cash Flow Generation and Cash Returns

Cash provided by operating activities decreased 2 percent to $1.43 billion through six months of fiscal 2021, primarily driven by changes in inventory, non-cash items in net earnings, and the timing of accounts payable, partially offset by higher net earnings.  Capital investments totaled $226 million compared to $158 million a year ago.  Dividends paid totaled $618 million in the first half of the year and average diluted shares outstanding increased 1 percent to 620 million.

Outlook

General Mills expects that the COVID-19 pandemic will drive continued elevated consumer demand for food at home, relative to pre-pandemic levels, through the remainder of fiscal 2021.  Third-quarter demand trends are expected to be generally consistent with recent months, due to ongoing virus concerns in many markets around the world.  Based on that assumption, the company expects to generate continued strong top- and bottom-line growth in the third quarter of fiscal 2021, with organic net sales growth roughly similar to the second quarter’s growth rate and an adjusted operating profit margin in line with the year-ago period.

Because the magnitude and duration of elevated at-home food demand remains highly uncertain, the company is not currently providing a full-year outlook for fiscal 2021 growth in organic net sales, adjusted operating profit, and adjusted diluted EPS.  Due to first-half adjusted operating profit margin results that exceeded the company’s expectations, General Mills now expects its full-year fiscal 2021 adjusted operating profit margin will be in line or better than the previous year.  The company previously expected its full-year adjusted operating profit margin to be approximately in line with fiscal 2020 levels.

General Mills will issue pre-recorded management remarks today, December 17, 2020, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time).  The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook”, and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of the COVID-19 pandemic; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war.  The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Six-Month Period Ended
	Nov. 29,	Nov. 24,		Nov. 29,	Nov. 24,
	2020	2019	% Change	2020	2019	% Change
Net sales	$4,719.4	$4,420.8	7%	$9,083.4	$8,423.3	8%
Cost of sales	2,998.3	2,851.7	5%	5,771.9	5,464.7	6%
Selling, general, and administrative expenses	804.1	759.0	6%	1,540.3	1,477.9	4%
Restructuring, impairment, and other exit costs (recoveries)	0.4	(1.1)	NM	0.9	7.1	(87)%
Operating profit	916.6	811.2	13%	1,770.3	1,473.6	20%
Benefit plan non-service income	(32.9)	(30.2)	9%	(66.2)	(60.4)	10%
Interest, net	100.6	119.4	(16)%	211.7	238.1	(11)%
Earnings before income taxes and after-tax earnings from joint ventures	848.9	722.0	18%	1,624.8	1,295.9	25%
Income taxes	189.4	155.5	22%	360.2	222.7	62%
After-tax earnings from joint ventures	36.4	24.9	46%	77.7	46.7	66%
Net earnings, including earnings attributable to redeemable and noncontrolling interests	695.9	591.4	18%	1,342.3	1,119.9	20%
Net earnings attributable to redeemable and noncontrolling interests	7.5	10.6	(29)%	15.0	18.5	(19)%
Net earnings attributable to General Mills	$688.4	$580.8	19%	$1,327.3	$1,101.4	21%
Earnings per share - basic	$1.12	$0.96	17%	$2.16	$1.82	19%
Earnings per share - diluted	$1.11	$0.95	17%	$2.14	$1.80	19%

	Quarter Ended			Six-Month Period Ended
	Nov. 29,	Nov. 24,	Basis Pt	Nov. 29,	Nov. 24,	Basis Pt
Comparisons as a % of net sales:	2020	2019	Change	2020	2019	Change
Gross margin	36.5%	35.5%	100	36.5%	35.1%	140
Selling, general, and administrative expenses	17.0%	17.2%	(20)	17.0%	17.5%	(50)
Operating profit	19.4%	18.3%	110	19.5%	17.5%	200
Net earnings attributable to General Mills	14.6%	13.1%	150	14.6%	13.1%	150

	Quarter Ended			Six-Month Period Ended
Comparisons as a % of net sales excluding	Nov. 29,	Nov. 24,	Basis Pt	Nov. 29,	Nov. 24,	Basis Pt
certain items affecting comparability (a):	2020	2019	Change	2020	2019	Change
Adjusted gross margin	35.5%	35.3%	20	35.9%	35.3%	60
Adjusted operating profit	18.3%	18.4%	(10)	18.7%	17.8%	90
Adjusted net earnings attributable to General Mills	13.8%	13.1%	70	14.0%	12.6%	140
(a) See Note 6 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended			Six-Month Period Ended
	Nov. 29, 2020	Nov. 24, 2019	% Change	Nov. 29, 2020	Nov. 24, 2019	% Change
Net sales:
North America Retail	$2,921.5	$2,676.1	9%	$5,628.5	$5,052.2	11%
Europe & Australia	467.4	432.9	8%	958.4	887.0	8%
Pet	460.0	388.7	18%	851.7	756.5	13%
Convenience Stores & Foodservice	440.5	513.5	(14)%	832.1	958.5	(13)%
Asia & Latin America	430.0	409.6	5%	812.7	769.1	6%
Total	$4,719.4	$4,420.8	7%	$9,083.4	$8,423.3	8%

Operating profit:
North America Retail	$701.7	$642.5	9%	$1,397.1	$1,202.4	16%
Europe & Australia	35.7	31.4	14%	88.9	59.0	51%
Pet	119.3	80.8	48%	209.6	161.7	30%
Convenience Stores & Foodservice	78.3	115.2	(32)%	147.9	206.3	(28)%
Asia & Latin America	30.4	24.4	25%	50.5	34.5	46%
Total segment operating profit	$965.4	$894.3	8%	1,894.0	1663.9	14%
Unallocated corporate items	48.4	84.2	(43)%	122.8	183.2	(33)%
Restructuring, impairment, and other exit costs (recoveries)	0.4	(1.1)	NM	0.9	7.1	(87)%
Total	$916.6	$811.2	13%	$1,770.3	$1,473.6	20%

	Quarter Ended			Six-Month Period Ended
	Nov. 29, 2020	Nov. 24, 2019	Basis Pt Change	Nov. 29, 2020	Nov. 24, 2019	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	24.0%	24.0%	-	24.8%	23.8%	100
Europe & Australia	7.6%	7.2%	40	9.3%	6.6%	270
Pet	25.9%	20.8%	510	24.6%	21.4%	320
Convenience Stores & Foodservice	17.8%	22.4%	(460)	17.8%	21.5%	(370)
Asia & Latin America	7.1%	6.0%	110	6.2%	4.5%	170
Total segment operating profit	20.5%	20.2%	30	20.9%	19.8%	110

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	Nov. 29, 2020	Nov. 24, 2019	May 31, 2020
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,582.8	$560.2	$1,677.8
Receivables	1,784.3	1,772.7	1,615.1
Inventories	1,712.5	1,719.5	1,426.3
Prepaid expenses and other current assets	328.6	426.5	402.1

Total current assets	6,408.2	4,478.9	5,121.3

Land, buildings, and equipment	3,529.8	3,588.5	3,580.6
Goodwill	14,020.4	13,973.9	13,923.2
Other intangible assets	7,147.5	7,133.0	7,095.8
Other assets	1,201.7	1,278.1	1,085.8

Total assets	$32,307.6	$30,452.4	$30,806.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,398.6	$3,063.0	$3,247.7
Current portion of long-term debt	2,885.7	1,537.2	2,331.5
Notes payable	126.2	1,345.1	279.0
Other current liabilities	2,053.7	1,417.0	1,633.3

Total current liabilities	8,464.2	7,362.3	7,491.5

Long-term debt	10,952.5	10,953.1	10,929.0
Deferred income taxes	1,939.4	2,015.9	1,947.1
Other liabilities	1,511.2	1,555.4	1,545.0

Total liabilities	22,867.3	21,886.7	21,912.6

Redeemable interest	587.7	545.1	544.6

Stockholders' equity:

Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,333.3	1,387.0	1,348.6
Retained earnings	16,374.2	15,501.8	15,982.1
Common stock in treasury, at cost, shares of 143.2, 150.0 and 144.8	(6,365.4)	(6,662.2)	(6,433.3)
Accumulated other comprehensive loss	(2,867.6)	(2,589.8)	(2,914.4)

Total stockholders' equity	8,550.0	7,712.3	8,058.5

Noncontrolling interests	302.6	308.3	291.0

Total equity	8,852.6	8,020.6	8,349.5

Total liabilities and equity	$32,307.6	$30,452.4	$30,806.7

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)
	Six-Month Period Ended
	Nov. 29, 2020	Nov. 24, 2019
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,342.3	$1,119.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	295.1	307.7
After-tax earnings from joint ventures	(77.7)	(46.7)
Distributions of earnings from joint ventures	29.7	28.9
Stock-based compensation	48.7	47.8
Deferred income taxes	42.3	(9.9)
Pension and other postretirement benefit plan contributions	(15.6)	(14.3)
Pension and other postretirement benefit plan costs	(16.9)	(15.5)
Restructuring, impairment, and other exit costs	(3.6)	11.3
Changes in current assets and liabilities	(147.8)	7.7
Other, net	(69.7)	19.7
Net cash provided by operating activities	1,426.8	1,456.6
Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(226.2)	(158.5)
Investments in affiliates, net	18.1	(14.3)
Proceeds from disposal of land, buildings, and equipment	0.4	0.6
Other, net	(3.6)	9.5
Net cash used by investing activities	(211.3)	(162.7)
Cash Flows - Financing Activities
Change in notes payable	(159.6)	(119.7)
Issuance of long-term debt	971.3	-
Payment of long-term debt	(555.0)	(509.3)
Proceeds from common stock issued on exercised options	31.1	68.6
Purchases of common stock for treasury	(0.1)	(0.1)
Dividends paid	(617.7)	(596.3)
Distributions to noncontrolling and redeemable interest holders	(4.8)	(8.6)
Other, net	(18.8)	(14.4)
Net cash used by financing activities	(353.6)	(1,179.8)
Effect of exchange rate changes on cash and cash equivalents	43.1	(3.9)
Increase in cash and cash equivalents	905.0	110.2
Cash and cash equivalents - beginning of year	1,677.8	450.0
Cash and cash equivalents - end of period	$2,582.8	$560.2
Cash Flow from changes in current assets and liabilities:
Receivables	$(135.2)	$(97.0)
Inventories	(258.6)	(167.2)
Prepaid expenses and other current assets	81.6	67.6
Accounts payable	165.8	245.7
Other current liabilities	(1.4)	(41.4)
Changes in current assets and liabilities	$(147.8)	$7.7
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

In the first quarter of fiscal 2021, we adopted new accounting requirements related to the measurement of credit losses on financial instruments, including trade receivables. The new standard and subsequent amendments replace the incurred loss impairment model with a forward-looking expected credit loss model, which will generally result in earlier recognition of credit losses. We adopted the requirements of the new standard and subsequent amendments using the modified retrospective transition approach and adjusted our allowance for doubtful accounts. This resulted in a decrease to retained earnings of $5.7 million after-tax.

(2)	Restructuring and impairment charges and project-related costs relating to actions previously announced are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended		Six-Month Period Ended
In Millions	Nov. 29, 2020	Nov. 24, 2019	Nov. 29, 2020	Nov. 24, 2019
Cost of sales	$0.5	$11.6	$1.0	$17.7
Restructuring, impairment, and other exit costs (recoveries)	0.4	(1.1)	0.9	7.1
Total restructuring and impairment charges	0.9	10.5	1.9	24.8
Project-related costs classified in cost of sales	$-	$0.7	$-	$0.7

(3)

Unallocated corporate expense totaled $48 million in the second quarter of fiscal 2021 compared to $84 million in the same period in fiscal 2020. We recorded a $46 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the second quarter of fiscal 2021 compared to a $23 million net decrease in expense in the same period last year. We recorded $6 million of net gains related to valuation adjustments of certain corporate investments in the second quarter of fiscal 2021 compared to $13 million of net losses related to valuation adjustments and the loss on the sale of certain corporate investments in the second quarter of fiscal 2020. We recorded an immaterial amount of restructuring charges in cost of sales in the second quarter of fiscal 2021 compared to $12 million of restructuring charges and $1 million of restructuring initiative project-related costs recorded in cost of sales in the same period last year.

Unallocated corporate expense totaled $123 million in the six-month period ended November 29, 2020, compared to $183 million in the same period last year.  We recorded a $62 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the six-month period ended November 29, 2020, compared to an $8 million net decrease in expense in the same period last year. We recorded $19 million of net gains related to certain investment valuation adjustments in the six-month period ended November 29, 2020, compared to $4 million of net losses and the loss on sale of certain corporate investments in the same period last year. In the six-month period ended November 29, 2020, we recorded $1 million of restructuring charges in cost of sales, compared to $18 million of restructuring charges and $1 million of restructuring initiative project-related costs recorded in cost of sales in the same period last year. We also recorded a $7 million charge related to a product recall in our international Green Giant business in the six-month period ended November 29, 2020.

(4)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Six-Month Period Ended
In Millions, Except per Share Data	Nov. 29, 2020	Nov. 24, 2019	Nov. 29, 2020	Nov. 24, 2019
Net earnings attributable to General Mills	$688.4	$580.8	$1,327.3	$1,101.4
Average number of common shares - basic EPS	614.8	607.4	614.5	606.7
Incremental share effect from: (a)
Stock options	2.5	2.7	2.8	2.9
Restricted stock units and performance share units	2.3	2.2	2.4	2.2
Average number of common shares - diluted EPS	619.6	612.3	619.7	611.8
Earnings per share - basic	$1.12	$0.96	$2.16	$1.82
Earnings per share - diluted	$1.11	$0.95	$2.14	$1.80
(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(5)

The effective tax rate for the second quarter of fiscal 2021 was 22.3 percent compared to 21.5 percent for the second quarter of fiscal 2020. The 0.8 percentage point increase was primarily due to certain nonrecurring discrete tax benefits recorded in the second quarter of fiscal 2020, partially offset by changes in earnings mix by jurisdiction in fiscal 2021. Our adjusted effective tax rate was 22.3 percent in the quarter ended November 29, 2020, compared to 21.9 percent in the same period last year (see Note 6 below for a description of our use of measures not defined by GAAP).

The effective tax rate for the six-month period ended November 29, 2020, was 22.2 percent compared to 17.2 percent for the six-month period ended November 24, 2019. The 5.0 percentage point increase was primarily due to a $53 million net benefit related to the reorganization of certain wholly owned subsidiaries and certain nonrecurring discrete tax benefits in fiscal 2020, partially offset by changes in earnings mix by jurisdiction in fiscal 2021. Our adjusted effective tax rate was 22.1 percent in the six-month period ended November 29, 2020, compared to 21.5 percent in the same period last year (see Note 6 below for a description of our use of measures not defined by GAAP). The 0.6 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in fiscal 2020, partially offset by changes in earnings mix by jurisdiction in fiscal 2021.

(6)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Also, certain measures in this release are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

Our outlook for organic net sales growth and adjusted operating profit margin are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates or the timing of acquisitions and divestitures throughout fiscal 2021. The unavailable information could have a significant impact on our fiscal 2021 GAAP financial results.

Adjusted Diluted EPS and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rate follows:

	Quarter Ended				Six-Month Period Ended
Per Share Data	Nov. 29, 2020	Nov. 24, 2019	Change		Nov. 29, 2020	Nov. 24, 2019	Change
Diluted earnings per share, as reported	$1.11	$0.95	17%		$2.14	$1.80	19%
Mark-to-market effects (a)	(0.06)	(0.03)			(0.08)	(0.01)
Investment activity, net (b)	-	0.01			(0.02)	-
Product recall (c)	-	-			0.01	-
Restructuring charges (d)	-	0.01			-	0.03
Tax item (e)	-	-			-	(0.09)
Adjusted diluted earnings per share	$1.06	$0.95	12%		$2.06	$1.74	18%
Foreign currency exchange impact			2	pts			1	pt
Adjusted diluted earnings per share growth, on a constant-currency basis			9%				17%

Note: Table may not foot due to rounding.

(a)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 3.
(b)	Valuation adjustments of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. See Note 3.
(c)	Product recall costs related to our international Green Giant business. See Note 3.
(d)	Restructuring charges for previously announced restructuring actions. See Note 2.
(e)	Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries. See Note 5.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Operating Profit Growth on a Constant-currency Basis

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended				Six-Month Period Ended
	Nov. 29, 2020	Nov. 24, 2019	Change		Nov. 29, 2020	Nov. 24, 2019	Change
Operating profit as reported	$916.6	$811.2	13%		$1,770.3	$1,473.6	20%
Mark-to-market effects (a)	(45.9)	(22.6)			(62.3)	(7.6)
Investment activity, net (b)	(6.0)	13.2			(19.0)	3.7
Product recall (c)	-	-			7.1	-
Restructuring charges (d)	0.9	10.5			1.9	24.8
Project-related costs (d)	-	0.7			-	0.7
Adjusted operating profit	$865.5	$813.1	6%		$1,698.0	$1,495.2	14%
Foreign currency exchange impact			1	pt			1	pt
Adjusted operating profit growth, on a constant-currency basis			6%				13%

Note: Table may not foot due to rounding.

(a)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 3.
(b)	Valuation adjustments of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. See Note 3.
(c)	Product recall costs related to our international Green Giant business. See Note 3.
(d)	Restructuring and project-related charges for previously announced restructuring actions. See Note 2.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Nov. 29, 2020		Nov. 24, 2019
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,721.1	36.5%	$1,569.1	35.5%
Mark-to-market effects (b)	(45.9)	(1.0)%	(22.6)	(0.5)%
Restructuring charges (c)	0.5	-%	11.6	0.3%
Project-related costs (c)	-	-%	0.7	-%
Adjusted gross margin	$1,675.6	35.5%	$1,558.7	35.3%

Operating profit as reported	$916.6	19.4%	$811.2	18.3%
Mark-to-market effects (b)	(45.9)	(1.0)%	(22.6)	(0.5)%
Restructuring charges (c)	0.9	-%	10.5	0.2%
Project-related costs (c)	-	-%	0.7	-%
Investment activity, net (d)	(6.0)	(0.1)%	13.2	0.3%
Adjusted operating profit	$865.5	18.3%	$813.1	18.4%

Net earnings attributable to General Mills as reported	$688.4	14.6%	$580.8	13.1%
Mark-to-market effects, net of tax (b)(f)	(35.4)	(0.8)%	(17.5)	(0.4)%
Restructuring charges, net of tax (c)(f)	0.6	-%	8.8	0.2%
Project-related costs, net of tax (c)(f)	-	-%	0.6	-%
Investment activity, net, net of tax (d)(f)	(4.6)	(0.1)%	6.6	0.1%
CPW restructuring charges, net of tax (e)	1.6	-%	0.6	-%
Adjusted net earnings attributable to General Mills	$650.7	13.8%	$580.0	13.1%

Note: Table may not foot due to rounding.

(a)	Net sales less cost of sales.
(b)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 3.
(c)	Restructuring and project-related charges for previously announced restructuring actions. See Note 2.
(d)	Valuation adjustments of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. See Note 3.
(e)	CPW restructuring charges related to previously announced restructuring actions.
(f)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Six-Month Period Ended
In Millions	Nov. 29, 2020		Nov. 24, 2019
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$3,311.5	36.5%	$2,958.6	35.1%
Mark-to-market effects (b)	(62.3)	(0.7)%	(7.6)	(0.1)%
Product recall (c)	7.1	0.1%	-	-%
Restructuring charges (d)	1.0	-%	17.7	0.2%
Project-related costs (d)	-	-%	0.7	-%
Adjusted gross margin	$3,257.3	35.9%	$2,969.3	35.3%

Operating profit as reported	$1,770.3	19.5%	$1,473.6	17.5%
Mark-to-market effects (b)	(62.3)	(0.7)%	(7.6)	(0.1)%
Product recall (c)	7.1	0.1%	-	-%
Restructuring charges (d)	1.9	-%	24.8	0.3%
Project-related costs (d)	-	-%	0.7	-%
Investment activity, net (e)	(19.0)	(0.2)%	3.7	-%
Adjusted operating profit	$1,698.0	18.7%	$1,495.2	17.8%

Net earnings attributable to General Mills as reported	$1,327.3	14.6%	$1,101.4	13.1%
Mark-to-market effects, net of tax (b)(h)	(48.0)	(0.5)%	(5.9)	(0.1)%
Product recall, net of tax (c)(h)	6.3	0.1%	-	-%
Restructuring charges, net of tax (d)(h)	1.4	-%	20.5	0.2%
Project-related costs, net of tax (d)(h)	-	-%	0.6	-%
Investment activity, net, net of tax (e)(h)	(14.6)	(0.2)%	(0.7)	-%
CPW restructuring charges, net of tax (f)	1.7	-%	1.6	-%
Tax item (g)	-	-%	(53.1)	(0.6)%
Adjusted net earnings attributable to General Mills	$1,274.1	14.0%	$1,064.4	12.6%

Note: Table may not foot due to rounding.

(a)	Net sales less cost of sales.
(b)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 3.
(c)	Product recall costs related to our international Green Giant business. See Note 3.
(d)	Restructuring and project-related charges for previously announced restructuring actions. See Note 2.
(e)	Valuation adjustments of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments. See Note 3.
(f)	CPW restructuring charges related to previously announced restructuring actions.
(g)	Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries. See Note 5.
(h)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Nov. 29, 2020
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	9%	Flat		9%
Europe & Australia	14%	6	pts	7%
Pet	48%	Flat		48%
Asia & Latin America	25%	17	pts	8%
Total segment operating profit	8%	1	pt	7%

	Six-Month Period Ended Nov. 29, 2020
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	16%	Flat		16%
Europe & Australia	51%	5	pts	45%
Pet	30%	Flat		30%
Asia & Latin America	46%	21	pts	26%
Total segment operating profit	14%	1	pt	13%
Note: Tables may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended				Six-Month Period Ended
	Nov. 29, 2020		Nov. 24, 2019		Nov. 29, 2020		Nov. 24, 2019
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$848.9	$189.4	$722.0	$155.5	$1,624.8	$360.2	$1,295.9	$222.7
Mark-to-market effects (b)	(45.9)	(10.5)	(22.6)	(5.2)	(62.3)	(14.3)	(7.6)	(1.7)
Investment activity, net (c)	(6.0)	(1.4)	13.2	6.6	(19.0)	(4.4)	3.7	4.4
Product recall (d)	-	-	-	-	7.1	0.8	-	-
Restructuring charges (e)	0.9	0.3	10.5	1.7	1.9	0.5	24.8	4.3
Project-related costs (e)	-	-	0.7	0.1	-	-	0.7	0.1
Tax item (f)	-	-	-	-	-	-	-	53.1
As adjusted	$797.8	$177.7	$723.8	$158.6	$1,552.4	$342.8	$1,317.5	$282.8
Effective tax rate:
As reported		22.3%		21.5%		22.2%		17.2%
As adjusted		22.3%		21.9%		22.1%		21.5%
Sum of adjustment to income taxes		$(11.7)		$3.2		$(17.4)		$60.2
Average number of common shares - diluted EPS		619.6		612.3		619.7		611.8
Impact of income tax adjustments on adjusted diluted EPS		$(0.02)		$0.01		$(0.03)		$0.10

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 3.
(c)	Valuation adjustments of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. See Note 3.
(d)	Product recall costs related to our international Green Giant business. See Note 3.
(e)	Restructuring and project-related charges for previously announced restructuring actions. See Note 2.
(f)	Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries. See Note 5.